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                                                                    Exhibit 99.1


                            [Aperian(TM) News Logo]

                  APERIAN MERGES WITH FOURTHSTAGE TECHNOLOGIES

                         MERGER, SHIFT IN BUSINESS MODEL
                  KEEPS COMPANY ON TRACK TO MEET FY 02 GUIDANCE

     AUSTIN, TX AND PHOENIX, AZ, APRIL 09, 2001 - Austin-based Aperian, Inc.

(NASDAQ: APRN) and privately held Fourthstage Technologies today announced they are merging to form a single managed and professional services and product integration corporation. Merrill Lynch & Co. forecasts that, industry wide, those value-added services should expand from 15% of Internet infrastructure service revenues today to 45% by 2009.

Although specific terms were not disclosed, the cash-and-stock-funded deal builds on Fourthstage Technologies' strengths in the areas of technology integration, next generation applications intellectual property -- allowing the company to move more quickly toward profitability via a variable cost model.

Inter-company cost and product synergies will allow for a stepped-up profitability timeline for the combined company. As such, the company will remain on track to meet forward guidance.
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As a result of the agreement, Robert Gibbs, Aperian CEO since 1999, will serve as chairman and co-CEO. Kevin Craig, CEO, president and founder of Fourthstage Technologies, will serve as vice chairman, co-CEO, and president. Wayne Irwin, who previously served as president and COO of Aperian, will retain the COO title.

Gibbs pointed to the agreement as "extremely positive for customers and shareholders. Kevin Craig and his Fourthstage team have implemented a strong company culture and a successful management style that has demonstrated remarkable market share gains in a very short period of time."

Said Gibbs, "The merger allows us to accelerate our shift to a variable-cost model and expedites our profitability timeline. We also are immediately able to offer a wider range of services, thus keeping us competitive despite the shifting marketplace demands."

Echoing Gibbs's outlook, Craig noted, "In addition to experience and expertise, Fourthstage Technologies is contributing a rare component to the merger -- a positive bottom-line. That contribution, combined with cost, product and technology synergies, will serve as the groundwork for the company's future success."

A former Intel executive, Craig also stated "Aperian customers will soon have the ability to reap the benefits and, oftentimes, cost savings that accompany our professional and reseller relationships with companies such as Cisco, Intel, Sun Microsystems, Oracle and Veritas."
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Organizationally, divisions from both companies will integrate to form individual profit centers. For example, the companies' sales forces will combine to form profit centers focused on strategic offerings and target markets such as Enterprise, Communications and Professional Services. The company's sales footprint also will expand from location-based selling to include an out-of-market sales force in cities such as Las Vegas, Nevada. Additional organizational changes include an Application Technology profit center stemming from Fourthstage Technologies' partnership with various large Fortune-100 corporations.

Separately, the company acknowledged that FY fourth quarter revenues will not meet management's previous fourth quarter guidance of $5 million. However, management anticipates the combined business should meet previous FY 02 revenue projections.

The company expects to report audited financial results for the fiscal fourth quarter and full year on May 15, 2001. Management will host its regularly scheduled earnings teleconference on May 16, 2001.

ABOUT APERIAN

Aperian, Inc. (Nasdaq: APRN) provides secure and scalable managed Internet service solutions, enabling enterprises to focus on their core competencies. Aperian's network architecture provides businesses direct access to the Tier-1 Internet backbones, such as Genuity and UUNet, bypassing congested and expensive local telecommunications loops. Through its professional and consulting services, Aperian delivers network and systems design, application support and risk management. Aperian is a Cisco Powered Network and is certified for network architecture, security architecture, and facilities design by BBN Technologies. Information about Aperian and its services can be found on the World Wide Web at www.aperian.com [http://www.aperian.com].
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ABOUT FOURTHSTAGE TECHNOLOGIES

Recently called Phoenix's "largest integrator of e-business solutions" by BizAz Magazine, Fourthstage Technologies was formed in 1999 by former Intel Corporation executive Kevin Craig. The Company has since grown from its original 5 founders to a highly skilled team of over 60 employees who have established Fourthstage as a leader and innovator in the Southwest United States.

Fourthstage Technologies, Inc. is an eBusiness technology company, providing the most advanced eBusiness architectures, infrastructures, professional services, applications, technology products and innovations available in the market today and tomorrow. Our focus is on mid-sized and large Enterprise eBusiness and Internet data center customers. Armed with leading-edge Sun Microsystems, Hewlett-Packard, Oracle, Veritas, EMC, Network Appliance, Storagetek and Cisco technologies, we design and implement high availability eBusiness solutions, integrated into our customers' existing core business systems to help them compete and excel in the Net Economy. Complementing this strong enterprise integration business, Fourthstage Technologies, Inc. is also a leading innovator and developer of patents in the use and implementation of next generation applications architectures and technologies.

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The statements made by Aperian may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Aperian believes that its primary risk factors include, but are not limited to: the need for substantial financing requirements; the need for continued growth in the market for business-related Internet solutions; the need to develop effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; changes in technology; the number and size of competitors in its markets; changes in the law and regulatory policy; and the mix of product and services offered in Aperian's target markets. Additional discussion of these and other factors affecting Aperian's business and prospects is contained in Aperian periodic filings with the Securities and Exchange Commission. Aperian, the Aperian logo, DOCC and Built for Broadband are trademarks of Aperian, Inc. Aperian disclaims any proprietary interest in the marks and names of others.

MEDIA CONTACT:
Colleen Ryan
Aperian
512.226.8699

INVESTOR CONTACT:
Frank Milano
Aperian, Inc
512.226.8640